Exhibit 10.25

October 17, 2019

Brian Chen

RE: AMENDMENT OF EMPLOYMENT

Dear Brian:

The teams of Insurtech Holdings LLC, YouSurance General Agency LLC, and Life Epigenetics Inc. (collectively, “Company”, “Companies,” “our”, “we” or “us”) are pleased to continue your position as Chief Science Officer, reporting to Jon Sabes. We are very excited that you will be continuing your employment with Insurtech Holdings, LLC as an independent entity.

The other terms and conditions of this offer are as follows:

POSITION:	Chief Science Officer

REPORT:	You will report to Jon Sabes, and their designees as directed.

EFFECTIVE DATE:	October 21, 2019

EMPLOYMENT AGREEMENT:	The terms of your original Employment Agreement dated August 20, 2017 will remain in force (see attached), inclusive of the Phantom Equity Rights Agreement - Exhibit B. We expect to adopt new employment agreements with a new equity-based incentive compensation plan by no later than Q1- 2020 that incorporate Insurtech Holdings.

COMPENSATION:	Base Salary - $236,000 per annum.

Your base salary will be (gross), less applicable income tax and other legally required withholding and any deductions that you authorize. Salaries are paid biweekly directly into nominated bank account.

Incentive Compensation - You will be eligible to participate in our incentive compensation plan that will provide you with an annual incentive compensation in the form of cash and stock options based upon your performance and the company’s achievement of certain milestones. We expect this incentive compensation award to be paid annually and equate to up to 20% of your annual Base Salary. Incentive compensation will be discretionary by the Company.

Phantom Equity Rights - The terms of the original Phantom Equity Rights Agreement will remain in force until such time the Company adopts a new equity-based compensation program by no later than Q1- 2020. At the time of the new plan’s adoption, we will convert the original Phantom Equity Rights Agreement into the new plan.

EXPENSES:	We will reimburse you for all appropriate and reasonable business expenses you have incurred in performing your duties.

TERM:	The term of your employment is at-will.

BENEFITS:	As a regular full-time employee, you will be eligible to participate in the following sponsored benefits, subject to the terms and conditions of each benefit plan or program:

●	401k Plan (available soon)

●	Medical, Dental and Vision - (For you and your eligible dependents).

●	Life and AD&D Insurance - (Company paid in an amount of 1x your Annual Salary up to $50,000).

●	Short-Term and Long-Term Disability Insurance - (Paid by the Company).

●	Paid Time Off (PTO) - (You will receive a total of fifteen (15) days per year, comprised of Vacation and Sick Days).

●	Holidays - (You are entitled to seven (7) Paid Holidays).

●	Other Voluntary Benefits

Some of the benefits are governed by insurance contracts and benefits summaries, and the terms and conditions in those materials control. Others are based on our established policies and procedures. Like other employers, we review our benefits regularly and reserve the right to add new benefits, modify existing programs, and terminate them, as we deem necessary. All terms and conditions of employment are subject to modification from time to time as we deem necessary or appropriate.

If these terms of employment are acceptable, please indicate your acceptance below. Sincerely,

ACCEPTED:

/s/ Brian Chen	10/21/2019
Brian Chen	Date

AMENDED & RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is by and between GWG Holdings, Inc., a Delaware corporation (together with its subsidiaries including Life Epigenetics Inc. (“LEGX”), the “Company”), and Brian Chen (“Employee”), and entered into effective as of August 20, 2017 (the “Effective Date”) and replaces all previous agreements, whether written or oral between the Company and the Employee.

INTRODUCTION

The Company, through its wholly owned subsidiary, LEGX, is a life science technology company committed to finding and applying epigenetic and related science and technology to transforming the life insurance and health and wellness industries (the “Business”). Employee desires to serve the Company in such role and provide the Company with such covenants.

Accordingly, the parties wish to enter into this Agreement setting forth their respective rights and obligations.

AMENDED AND RESTATED AGREEMENT

Now, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for other good and new valuable consideration set forth in Section 3.1 below in the form of the Phantom Equity Rights, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Certain Definitions.

1.1 “Code” means the Internal Revenue Code of 1986, as amended, including and succeeding provisions of law and any regulations promulgated by the United States Treasury Department thereunder. 1

1.2 “Employment Period” means the employment term as defined under Section 7 this Agreement.

1.3 “Good Cause” means any one or more of the following: (a) the commission by Employee of an act relating to Employee’s duties constituting a misdemeanor or a felony under the laws of the United States or any state or political subdivision thereof or any other jurisdiction; (b) the commission by Employee of an act constituting a breach of fiduciary duty or willful misconduct; (c) conduct by Employee that is detrimental to the Business or the reputation, character or standing of the Company or any of its affiliates; (d) the commission by Employee of an act of fraud, dishonesty or misrepresentation related to Employee’s duties that is detrimental to the Business or the reputation, character or standing of the Company or any of its affiliates; (e) Employee’s engagement in self-dealing, or his involvement in a transaction involving a conflict of interest without the prior written approval of the Board; (f) the failure of the Employee to perform the functions required by the Company at a level satisfactory to the Employee’s direct supervisor; or (g) a breach by Employee of his obligations under this Agreement.

1.4 “Good Reason” means a resignation by Employee of his employment hereunder upon the occurrence of any of the following events taking place without Employee’s prior written approval: (a) a material reduction, either from one year to the next, or within the current year, in the Employee’s base salary or bonus; (b) a failure by the Company to provide adequate resources to develop Technology; (c) decision by the Company to stop developing, contracting, or funding the development of Technology; or (d) a material breach by the Company of any of its obligations contained in this Agreement that to the extent an act or omission giving rise to cause to the material breach is not reasonably susceptible to cure, the Company shall be given a reasonable opportunity, not to exceed thirty (30) days, after written notice by the Employee to the Company to cure such act or omission.

1.5 “Technology” means the commercialization of epigenetic methylation technology in general.

2. Employment and Duties.

2.1 The Company agrees to continue to employ Employee for the Employment Period, and Employee agrees to remain in the employ of the Company for the Employment Period. The term of this Agreement shall continue as described in, and until such time as the employment of Employee is terminated pursuant to, Section 7 below.

2.2 The Company is employing Employee hereunder as for the position of Chief Science Officer described in Exhibit A and is expected to perform and fulfill job functions commonly associated with such positions on behalf of the Company. In this regard, Employee agrees to perform such duties and responsibilities, in good faith and for the exclusive benefit of the Company, as are prescribed for him under this Agreement, the Company’s corporate bylaws, and as otherwise directed by the Employee’s direct supervisory report, or their superior officer within the Company. Without limiting the foregoing, Employee’s duties shall in any event include overseeing the development of Company Technology as set forth in Exhibit A.

2.3 Employee shall reasonably allocate his business time, attention, energies and skills shall to the Company and the Business; provided, however, that Employee shall be entitled to participate in social, civic or professional associations or engage in passive outside investment activities which may require a limited portion of time and effort to manage (consistent at all times with Company’s policies and procedures), so long as such activities do not interfere with the performance of Employee’s duties nor compete, in any way, with the products or services offered by or through Company.

3. Compensation. For services rendered by Employee during the Employment Period, the Company shall provide the Employee with the elements of compensation as set forth in Exhibit A.

3.1 Simultaneous to the execution of this Agreement, shall be execution and delivery of a Phantom Equity Rights Agreement in the form attached hereto s Exhibit B (such incentive, the “Phantom Equity”), the purpose and intent of which is to enable Employee to participate in the economic growth of value of the Business during the Initial Term of this Agreement.

3.2 Employee shall be entitled during the Employment Period to participate in all current human resource benefit programs made available from time to time to other management-level employees of the Company and its subsidiaries.

3.3 Employee and Employee’s qualified family members, as the case may be, shall be eligible to participate in, and shall receive all benefits under, the human resource benefit programs made available from time to time to other management-level employees of the Company and its subsidiaries.

3.4 Employee shall be entitled to receive reimbursement for all reasonable expenses incurred by Employee in connection with the Business of the Company in accordance with the applicable policies, practices and procedures of the Company and its affiliates.

4. Inventions.

4.1 Employee agrees that any Invention, as defined below, shall be the sole and exclusive property of the Company, and further agrees to: (a) promptly and fully inform the Company in writing of any such Inventions; (b) assign to the Company all of Employee’s rights in and to such Inventions, and to applications for patents and copyright registrations and to patents and copyright registrations granted upon such Inventions in the United States or in any foreign country; and (c) promptly acknowledge and deliver to the Company, without charge to the Company but at the Company’s expense, such written instruments and perform such other acts as may be necessary, in the reasonable opinion of the Company, to obtain and maintain patents and copyright registrations and to vest the entire rights, interest in and title thereto in the Company.

4.2 Employee and the Company understand that the provisions of this Agreement requiring assignment oflnventions to the Company will not apply to any particular Invention that meets each and all of the following criteria: (a) Employee develops entirely on his own time, completely outside of Employee’s normal working hours; (b) Employee develops related to the work detailed in Exhibit A without using Company equipment, supplies, facilities or trade secret or Confidential Information, as defined below; (c) does not result from any work performed by Employee for the Company; and (d) does not, either at the time of conception or at the time of reduction to practice, directly relate to the Company’s Business, as then conducted or planned to be conducted at the time of conception or at the time of reduction to practice. Any such Invention meeting all of the criteria set forth in clauses (a) through (d) above will be owned entirely by Employee, even if developed by Employee during the Employment Period or otherwise during the time period of his employment or association with the Company. Finally, Employee agrees and covenants that he will not individually file any patent applications relating to Inventions without first obtaining an express release from a duly authorized Company representative, except for those related to the work detailed in Exhibit A according to the limitations specified in (b) above.

4.3 For purposes of this Agreement, the term “Inventions” means all discoveries, improvements, inventions, ideas and works of authorship, whether patentable or copyrightable, conceived or made by Employee either solely or jointly with others, and relating to any consultation, work or services performed by Employee with, for on behalf of or in conjunction with the Company or based on or derived from Confidential Information.

5. Confidential Information.

5.1 Employee will hold all Confidential Information, as defined below, in the strictest confidence and never use, disclose or publish any Confidential Information without the prior express written permission obtained from a representative duly authorized by the CEO. Employee agrees to maintain control over any Confidential Information obtained prior to or during the term of this Agreement, and restrict access thereto to the Company’s employees, agents or other associated parties who have a need to use such Confidential Information for its intended purpose.

5.2 Promptly upon the Company’s written request (but in any event within ten days), all records and any compositions, articles, devices and other items which disclose or embody Confidential Information in Employee’s possession, including all copies or specimens thereof, regardless of whether prepared or made by Employee or by others, will be destroyed by Employee and Employee will certify in writing to the Company that he has destroyed all Confidential Information and embodiments thereof as required under this Agreement.

5.3 For purposes of this Agreement, the term “Confidential Information” shall mean all information developed by Employee as a result of his work with, for, on behalf of, or in conjunction with, the bompany and any information relating to the Company’s processes and \ services, including information relating to research, know-how, formulae, product or service ideas, inventions, trade secrets, patents, patent applications, systems, products, programs and techniques and any secret, proprietary or confidential information, knowledge or data of the Company, except such information that was developed by Employee prior to his employment by the Company. All information disclosed to Employee or to which Employee obtains access, whether originated by Employee or by others, and which is treated by the Company as “Confidential Information” or which Employee has a reasonable basis to believe is “Confidential Information,” will be presumed to be “Confidential Information” for purposes of this Agreement. Notwithstanding the foregoing, the term “Confidential Information” will not apply to information which (i) Employee can establish by documentation was known to Employee prior to its receipt by Employee from the Company, (ii) is lawfully disclosed to Employee by a third party not deriving such information from the Company, (iii) is presently in the public domain or becomes a part of the public domain through no fault of Employee, or (iv) is required to be disclosed pursuant to applicable law, rule, regulation, or court or administrative order; provided, however, that Employee shall take reasonable steps to obtain confidential treatment for such items and shall promptly advise the Company of Employee’s notice of any such requirement in order to permit the Company to obtain such confidential treatment on its own behalf.

6. No Solicitation of Customers or Employees; Restrictive Covenant. Employee acknowledges that the Company has invested and will continue to invest substantial time, effort and expense in acquiring and compiling its confidential, proprietary and trade secret information and in assembling its present staff of personnel. In order to protect the business value of the Company’s confidential, proprietary and trade secret information, during Employee’s employment with the Company and for twelve (12) months immediately following the termination of that employment with the Company, Employee agrees: (a) that all information regarding actual or prospective (i) partners of the Company (including but not limited to financiers, reinsurance companies, insurance companies, digital start-ups and insurance testing companies) relating to Technology or (ii) customers of the Company relating to Technology, of which Employee learns during his employment with the Company, constitutes “Confidential Information” of the Company;

(b) not to, directly or indirectly, induce or solicit any employees of the Company or its affiliates to leave their employment with the Company or any of its affiliates without the unanimous prior written consent of the Chief Executive Officer of the Company. Each of the restrictive covenants set forth above are separate and severable covenants under this Section 6.

7. Termination. The initial term of this Agreement will begin on the date first written above and shall continue until the five-year anniversary of such date (“Initial Term”) and shall automatically renew for one year terms thereafter (“Renewal Terms”) (collectively the Initial Term and Renewal Terms referred to herein as “Employment Period”). Nevertheless, Employee’s employment under this Agreement may be earlier terminated in any of the followings ways: (a) by the Company or Employee by providing written notice no less than thirty (30) days prior to the completion of the Initial Term or a Renewal Term; (b) immediately and automatically upon Employee’s death; (c) by the Company, upon not less than 14 days prior written notice to Employee, as a result of Employee’s incapacity due to physical or mental illness or injury resulting in Employee’s absence from his full-time duties hereunder for four consecutive weeks, subject to Employee’s right to cure during the 14-day period; (d) by the Company immediately for Good Cause; (e) by the Company upon not less than 14 days prior written notice to Employee for any reason or no reason; (f) by Employee immediately for Good Reason; or (g) by Employee upon not less than 90 days prior written notice to the Company for any reason or no reason.

8. Effects of Termination. Following any termination of Employee’s employment under this Agreement, all compensation and benefits provided to Employee under this Agreement shall cease to accrue as of the date of such termination, except as set forth in the paragraphs below.

8.1 In the case of a termination arising under Section 7(b) from Employee’s death or under Section 7(c) from Employee’s incapacity, the Company shall, for a period of one month following such death, pay to the estate of Employee an amount equal to Employee’s monthly payment of the then current Base Salary, including any earned but unpaid annual compensation and continue the welfare benefit programs contemplated under Section 3.5 above, including paying all premiums for coverage for Employee’s dependent family members under all health, hospitalization, disability, dental, life and other insurance plans that the Company maintained at the time of Employee’s death.

8.2 In the case of a termination arising under Section 7(e) from the Company’s termination without Good Cause, or under Section 7(f) from Employee’s termination with Good Reason, then, subject in all cases to Employee’s execution and delivery to the Company of a general release and waiver of claims (including claims under contracts, claims under torts, claims as an employee, of the Company or any of its affiliates, if applicable; it being understood that there will not be a release of any rights under the Phantom Equity Agreement or any subsequent equity agreements, as specified in those agreements) in a customary and negotiated form reasonably acceptable to the parties.

8.3 In the case of a termination arising under Section 7(d) from the Company’s termination with Good Cause or under Section 7(g) from the resignation of the Employee, then (a) no severance or continued benefits shall be due to Employee.

9. Return of Company Property. All correspondence, reports, records, charts, advertising materials, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other personal property of the Company or its affiliates and in the possession of Employee shall be and remain the property of the Company and its affiliates, as applicable. Any such documentation, information or property that is in the possession of Employee shall be delivered promptly to the Company upon termination of Employee’s employment.

10.	Non-Competition.

10.1 In consideration of the various benefits provided by the Company to Employee under this Agreement, Employee agrees to be bound by the restrictive covenant set forth in this Section. Employee recognizes and acknowledges the competitive and proprietary nature of the Business. Accordingly, Employee agrees that, during the applicable Restricted Period, as defined below, Employee shall not, without the prior written consent of the Company (which the Company shall not umeasonably withhold or condition), for himself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, lender, consultant, officer, director, employee, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, or engage in or have any financial interest in, any enterprise engaging in the Restricted Business, as defined below, anywhere in the Restricted Territory, as defined below.

10.2 Nothing contained in this Agreement shall preclude Employee from purchasing or owning common stock or equity in any company engaging in the Restricted Business if such stock is publicly traded and Employee’s holdings therein do not exceed one percent of the total number of issued and outstanding shares of capital stock of such company.

10.3 For purposes of this Agreement: (a) “Restricted Period” means the period commencing on the date of this Agreement and ending on the one year anniversary of the expiration or termination of this Agreement if Employee’s employment is terminated with Good Cause or ifhe resigns without Good Reason. (b) “Restricted Business” means the Technology of the Company (including any portion of the Technology conducted through affiliates or subsidiaries of the Company) as conducted as of the date of expiration or termination of this Agreement (and as previously conducted within the two years prior to the date of such expiration or termination ), including any substantially similar business that is competitive with the Technology; and (c) “Restricted Territory” means anywhere in the United States where the Company or any of its affiliates, directly or indirectly, conducts the Technology as of the date of expiration or termination of this Agreement.

10.4 If any part of this Section 10 (or any of the restrictive covenants set forth in Section 6 above) should be determined by an arbitrator or court of competent jurisdiction to be umeasonable in duration, geographic area, or scope, then this Section 10 (and Section 6 above, if applicable) is intended to and shall extend only for such period of time, in such geographic area and with respect to such activity as is determined by such arbitrator or court to be reasonable.

11. Indemnification. If Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than (i) an action directly by the Company against Employee, and other than (ii) such a threatened, pending or completed suit or proceeding brought against Employee and/or the Company by a third party and which obligates Employee to provide the Company indemnity under Section 13 below), by reason of or in connection with the fact that Employee is or was performing services for the Company under this Agreement, then the Company shall indemnify Employee against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith to the maximum extent permitted by applicable law. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest preventing such counsel from representing Employee, Employee may engage separate counsel of his choosing and the Company shall pay all reasonable attorneys’ fees of such separate counsel. To the maximum extent permitted by law, Employee shall not be entitled to indemnification or expense advances under this Agreement in any case where he has exhibited gross negligence or willful misconduct, or performed qiminal or fraudulent acts, or engaged in violations of federal securities laws; and the Company may withhold expense advances if it reasonably determines that Employee is not entitled to indemnification hereunder because of gross negligence, willful misconduct, the performance of criminal or fraudulent acts or the violation of federal securities laws.

12. Parachute Payments. If any payment or benefit (any “Payment”) Employee would receive from the Company pursuant to or in connection with a “Change in Control” as defined in the Treasury Regulations promulgated under Code §280G would (i) constitute a “parachute payment” within the meaning of Code §280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code §4999 (the “Excise Tax”), then such Payment shall be adjusted to equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment (prior to adjustment) that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment (prior to adjustment), which, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment (than that calculated under clause (x) above) notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects, in writing, a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock options, if any; and reduction of employee benefits. In the event that acceleration of vesting of the stock options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock options (i.e., the earliest granted stock option will be cancelled last) unless Employee elects, in writing, a different order for cancellation.

13. No Conflicting Agreements. Employee represents and warrants to the Company that the execution of this Agreement by Employee and Employee’s employment by the Company, and the performance of Employee’s duties hereunder, will not violate or breach any agreement with any former or existing employer, client, or any other person, firm or entity, to which agreement Employee is a party or by which agreement Employee is bound. Employee also represents and warrants that he is not affiliated in any manner (whether as a stockholder, member, partner, manager, director, officer, employee or otherwise) with any person or entity that has any business relationship with the Company. Furthermore, Employee agrees to indemnify the Company from and against any and all losses, liabilities, damages and claims, including but not limited to reasonable attorneys’ fees and costs and expenses of investigation, arising from any third-party claim made against the Company and based upon or arising out of any non-competition or confidentiality agreement between or among Employee and any such third party.

14. Assignment; Binding Effect. Employee understands that the Company is employing him on the basis of his personal qualifications, experience and skills. Therefore, Employee agrees that he cannot delegate any portion of his obligations of performance under this Agreement. However, Employee can employ, as appropriate, a staff to assist him in carrying out his responsibilities; provided that such assistance may be limited by budgetary constraints and the failure of such staff cannot serve as a reason for inadequate job performance by the Employee. Employee may also not assign any of his rights under this Agreement without the prior written consent of the Company, which consent may be conditioned or withheld in the sole and complete discretion of the Company. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, legal representatives, and permitted successors and assigns.

15. Complete Agreement. This Agreement is not a promise of future employment. Except as specifically provided herein, Employee has received no oral representations, and has no other understandings or agreements with the Company (oral or written) or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement, together with its exhibits and schedules, is the final, complete and exclusive statement and expression of the agreement between the Company and Employee pertaining to Employee’s employment. This written Agreement may not be later modified except in a writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Employee.

16.	Notices. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

If to the Company:	220 South Sixth Street, Suite 1200
Minneapolis, MN 55402
Attention: General Counsel

With a copy to:	MaslonLLP

Jfto Employee:	Brian Chen

Notice shall be deemed to be delivered four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

17. Severability; Blue Pencil Doctrine. In the event that any one or more of the provisions of this Agreement or any application thereof, shall be found to be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions and any application thereof, shall not in any way be affected or impaired thereby. To the extent any provision of this Agreement is determined by an arbitrator or court of competent jurisdiction to be unenforceable, the arbitrator or court of competent jurisdiction shall reform any such provision to make it enforceable. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability.

18.	Dispute Resolution.

18.1 To the greatest extent possible, the parties will endeavor to resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a three person arbitrator (the “Arbitration Tribunal”) which will be jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the AAA shall not be involved in administration of the arbitration. The Arbitration Tribunal must consist of one retired judge of a state or federal court of the United States or a licensed lawyer with at least 15 years of corporate or commercial law experience.

18.2 The arbitration will be held in Minneapolis, Minnesota. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrators. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party as it deems equitable. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, claims for injunctive relief for breaches of Sections 4, 5, 6, 9 and 10, and claims to enforce arbitration awards, may be brought in a state or federal court in the state court in Minnesota.

19. Equitable Relief. Employee acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants contained in Sections 4, 5, 6, 9 and 10 of this Agreement, and that any such breach may cause the Company irreparable harm. Accordingly, the Company will be entitled to seek injunctive relief, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce the terms thereof, without the need to demonstrate irreparable harm or, to the extent permitted by applicable law, the need to post any bond. This right to injunctive relief will not, however, diminish any of the Company’s other legal rights under this Agreement or at law.

20. Governing Law; Jurisdiction and Venue. This Agreement shall in all respects be construed according to the laws of the State of Minnesota, notwithstanding the conflicts-of-law provisions of such state. Subject to the provisions of Section 18 above, any claims for injunctive relief arising under this Agreement, and any claims to enforce an earlier issued arbitration award, shall be exclusively decided by a state or federal court in the State of Minnesota. Employee hereby irrevocably waives his right, if any, to have any disputes between him and the Company arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Minnesota. Furthermore, Employee hereby irrevocably (a) waives any objection that he might have now or hereafter to the foregoing jurisdiction and venue of any such proceeding, (b) submits to the exclusive jurisdiction of any such court set forth above in any such proceeding, and (c) waives any claim or defense of inconvenient forum.

21. Further Assurances. Each party shall, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purposes and intents of this Agreement.

22. Interpretation. Employee has had a meaningful opportunity to work with legal counsel of his choosing and has either availed himself of such opportunity to his satisfaction or has independently determined not to seek such counsel. Furthermore, Employee has a meaningful opportunity to review and negotiate the terms and conditions of this Agreement. Since both parties have participated in the negotiation, drafting and finalization of their business relationship and documented such relationship in this Agreement, this Agreement will not be interpreted as though it has been drafted solely by the Company.

23. Waivers. No term or condition of this Agreement will be deemed to have been waived nor shall there be any estoppel to enforce any provision hereof, except by a written instrument executed by the party charged with waiver or estoppel. A party’s delay, waiver or failure to enforce any of the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

24. Counterparts and Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Counterpart signatures delivered by facsimile or other means of electronic transmission shall be valid and binding to the same as the delivery of original ink signatures.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

COMPANY:		EMPLOYEE:

GWG HOLDINGS, INC.		Brian Chen

By:	/s/ Jon Sabes	/s/ Brian Chen
Name:	Jon Sabes	Name:	Brian Chen
Title:	CEO

Signature Page

Exhibit A

Employment Activities Title: Chief Science Officer (“CSO”)

The Chief Science Officer will be responsible for leading the development of commercializing epigenetic predictive technology.

The scientific efforts will involve a variety of challenging endeavors as Life Epigenetics seeks to commercialize epigenetic technology initially for the life insurance industry, but even more broadly for the health and wellness industries.

Job Description:

The Chief Science Officer will oversee the scientific development of epigenetic biomarkers that are predictive as to individual health and wellness. In addition, the CSO will work to understand the integration of individual health and wellness measurements into insurance underwriting.

The area of responsibility for this role encompasses both scientific and analytic expertise. The CSO is required to have and maintain expertise in the biology and epidemiology of human health, biomarkers, functional testing, and mortality risk factors. In addition, the CSO must have the experience in developing analytical pipelines for “big data” and stay on the cutting edge of human health research in order to identify new measures of life expectancy.

Responsibilities/Goals:

1.	Design epigenetic signatures that mirror established measures of health and wellness.
2.	Create a panel of epigenetic signatures capable of replacing the need for paramedical testing of blood/urine used in life insurance underwriting.
3.	Work to create an intellectual property strategy that protects the epigenetic signatures developed, as well as maintain the freedom to operate around any outstanding intellectual property.
4.	Actively participate (and manage where appropriate) on organizational decision making on the operational activities and corporate direction in support of strategic goals.

Compensation:

Base Salary: $175,000

Incentive Compensation:

●	Cash compensation, under development and to be proposed and approved by the CEO, that shall be based upon the attainment of specific operational benchmarks supporting the development of epigenetic signatures capable of replacing life insurance paramedical underwriting.

●	Phantom Equity Rights (“PERs”) representing 3% of the Valuation Amount created in the business of Life Epigenetics, Inc. (“LEGX”). PERs shall vest pro-rata over a 5 year term, beginning on the original start date of February 6, 2017.

Benefits:	Standard Benefits Health, dental, and vision insurance. 401K.

Vacation:	Standard Benefits

Others:	Tele-work and travel and registration for business meetings, conferences, workshops, and trainings related to health biomarkers, analytics, and aging, as required.

A-1

Exhibit B

Form of Phantom Equity Rights Agreement

PHANTOM EQUITY RIGHTS AGREEMENT

THIS PHANTOM EQUITY RIGHTS AGREEMENT (this “Agreement”) is by and between GWG Holdings, Inc., a Delaware corporation (individually, “GWG” and together with its subsidiaries, the “Company”), and Brian Chen (“Employee”), and entered into effective as of August 20, 2018.

INTRODUCTION

On the date hereof, the parties have entered into an Employment Agreement (the “Employment Agreement”) to which a form of this Agreement is attached, pursuant to which Employee is being employed by the Company to provide certain services described therein. The parties are entering into this Agreement to provide additional long-term incentives to Employee to grow the “Business,” as such term is defined in the Employment Agreement.

AGREEMENT

Now, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Certain Definitions.

(a) “Base Price” is defined in Section 2 of this Agreement.

(b) “Business” means Life Epigenetics Inc. (“LEGX”)

(c) “Business Days” means every calendar day other than a Saturday, Sunday, federal holidays, and days that a bank in the State of New York is entitled to be closed for business.

(d) “Change in Control of the Business” means any of the following transactions or occurrences: (i) the sale, in one transaction or in a series ofrelated transactions, of all or substantially all of the assets of Life Epigenetics Inc., a wholly owned subsidiary of the Company (“LEGX”); (ii) the sale, in one transaction or in a series of related transactions, of 51% or more of the equity securities ofLEGX; or (iii) the consummation of a merger or compulsory share exchange transaction resulting in the holders of LEGX’s current equity holders (entitled to elect directors to the Board of Directors of LEGX) holding less than 50% of the equity securities immediately prior to such Change of Control.

(e) “Code” means the Internal Revenue Code of 1986, as amended, including and succeeding provisions oflaw and any regulations promulgated by the United States Treasury Department thereunder.

(f) “Common Shares” means shares of common stock ofLEGX.

(g) “Good Cause” and “Good Reason” have the meanings set forth in the Employment Agreement.

(h) “Grant Date” means the effective date of this Agreement.

(i) “Payment Date” means each business day that payment is made to the Employee for the Redemption of Phantom Shares.

(j) “Phantom Shares” are phantom equity of LEGX, the economic value of which will equal one Common Share. Phantom Shares allow for the pro-rata gain (equivalent to the Business Value Growth or as otherwise defined in Section 4 of this Agreement) of LEGX.

(k) “Phantom Share Right” is the right granted under this Agreement to receive payments upon the redemption of Phantom Shares (the “Total Redemption Amount”) aggregating to the product of (i) the Valuation Amount, multiplied by (ii) a fraction, the numerator of which is the total number of vested Phantom Shares (for clarity, excluding any Phantom Shares that have not vested, earlier forfeited Phantom Shares and earlier redeemed Phantom Shares), and the denominator of which is the sum of the total number Common Shares then-issued and outstanding plus the total number of then-vested Phantom Shares issued and outstanding under this Agreement and other substantially similar phantom equity arrangements the value of which are associated with or relate to the Common Shares. For example, if Employee is vested in Phantom Shares that represent 10% of the outstanding Common Shares, then Employee would have Phantom Share Rights to receive a Total Redemption Amount equal to 10% of the Business Value Growth. The “Valuation Amount” shall be the calculated as the total equity value of LEGX as determined by a Public Listing or in accordance with Section 4. The “Business Value Growth” shall equal the positive difference of the Valuation Amount less the greater of (i) the invested capital in LEGX; or (ii) the Retained Earnings of LEGX. For example, if LEGX had a Valuation Amount of $100 million and an invested equity account or Retained Earnings of $10 million, then the Business Value Growth equals $90 million and the Total Redemption Amount in this example equals $9 million for vested in Phantom Shares that represent 10% of the outstanding Common Shares.

(1) “Public Listing” is any exchange listing of the Common Stock by way of direct offering or spin-off transaction.

(m) “Qualified Common Stock” is any exchange listed security that represents the ownership of interests of LEGX.

(n) “Term” is a period of 5 years from the first date set forth herein.

(o) “Total Redemption Amount” is defined within the definition of Phantom Share Right in Section l(k).

(p) “Valuation Date” means, as applicable, at the conclusion of the Term of this Agreement or, if earlier, upon termination of the Employment Agreement.

2. Grant of Phantom Share Right.

(a) The Phantom Share Right is hereby granted to Employee subject to and upon the terms, conditions and restrictions set forth in this Agreement.

(b) The “Base Price” of each Phantom Share shall be the fair market value of such share at time of issuance determined in accordance with Section 409A of the Code, which the parties hereby agree will be determined as described in Section 4 below. Each Phantom Share represents only the contingent right, subject to the terms and conditions of this Agreement, to receive value in the form of the cash or stock payments described in Section 4 below. Employee has no rights of ownership in the Common Shares related to the Phantom Shares, has no right to vote Phantom Shares or the Common Shares related thereto except pursuant to the Proxy Appointment attached hereto as Exhibit A, and, except as provided in paragraph (d) below, no right to any distributions on the Phantom Shares or the Common Shares related thereto.

(c) The Company, at its sole discretion, may pay the Redemption Amount in either cash or Qualified Common Stock.

(d) In the event that the Company effects a dividend of the common shares of LEGX, Employee will be entitled to participate in such dividend with respect to all Vested Phantom Shares held by Employee as of the applicable record date; provided, however, that Employee remains in the employ of the Company or its affiliates as of the payment date for such dividend.

3. Vesting and Forfeiture. Employee’s Phantom Shares shall vest (or be forfeited) as follows:

(a) As of the date hereof, 30 Phantom Shares shall be granted as of the date hereof representing 3% of the Common Shares issued and outstanding.

(b) Phantom Shares granted under this Agreement will vest on monthly basis pro-rata over the Term; provided, however the vesting date shall be measured as of the start date of employment with the Company.

(c) Except as set forth above, 50% of the Phantom Shares granted and vested in Section 3 above under this Agreement will be forfeited immediately and automatically, and without any further notice, upon the termination, at any time prior to the 18 (eighteen) month anniversary of Employee’s employment with the Company under the Employment Agreement if Executive terminates without Good Reason or Company terminates for Good Cause.

The date on which some or all of the Phantom Shares granted under this Agreement vest in accordance with this Section 3 is referred to herein as the “Vesting Date.” Notwithstanding anything to the contrary in this Section 3 or otherwise in this Agreement, and notwithstanding any earlier event or occurrence constituting a “Vesting Date” under this Agreement, all unvested Phantom Shares shall nonetheless be forfeited, without any payment made therefor, in the event that a court of competent jurisdiction determines that Employee materially breaches any of the covenants contained in Sections 4, 5, 6 or 10 of the Employment Agreement.

4. Redemption of Phantom Shares and Payments.

(a) Provided there is no Public Listing, then promptly after the Valuation Date, the Company and Employee shall select a qualified and independent third party, at the Company’s sole cost and expense, to appraise and determine the Valuation Amount of LEGX as of the Valuation Date. In the event that the parties cannot agree upon a qualified and independent third-party appraiser, each party at its own expense shall retain their own independent third-party appraiser to calculate the Valuation Amount; and each party’s qualified and independent third party appraiser shall together appoint one independent and qualified third-party appraiser calculate the Valuation Amount at cost of which shall be shared equally by the parties. If three independent third-party appraisers are retained to calculate the Valuation Amount, the Valuation Amount shall be the average of the three independent appraisals.

(b) On each Payment Date, the Company shall redeem the vested Phantom Shares originally granted under this Agreement by payment (each such payment, a “Redemption Payment”) to Employee in the form of cash or in Qualified Common Stock, as specified in Section 2. In the event there is no Public Listing or Qualified Common Stock, then the Company shall redeem the Total Redemption Amount owed to the Employee over a three year period, making equal calendar quarterly Payment Dates over such period.

(c) In conducting any appraisal under this Agreement, an appraiser shall determine the Valuation Amount to the holders of Common Shares (after the satisfaction of the liquidation preference to which the holders of any capital stock of the Company that is senior to the Common Shares are entitled), on a “sale of the entirety” basis, which shall be the value that a hypothetical willing buyer would pay to a hypothetical willing seller, neither being under any compulsion to buy or sell and both having full knowledge of all material facts. No premiums or discounts shall be applied to the appraisal.

5. Transferability. No rights under this Agreement are assignable, and Employee’s Phantom Share Right is not transferable otherwise than by will or the laws of descent and distribution.

6. No Right to Common Shares or Employment. The Phantom Share Right is merely a contractual right, and is not a capital or ownership interest in the Company and shall in no respect afford Employee with any of the rights or privileges of a stockholder or owner of the Company or LEGX under applicable law. Nothing in this Agreement shall restrict the right of the Company to terminate Employee’s service with the Company as an employee of the Company at any time, with or without Good Cause.

7. Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee and his beneficiaries, executors, administrators, heirs and permitted successors and assigns.

8. Certain Matters of Construction. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision has been omitted. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, whether written or oral, in respect thereto.

9. Amendment and Termination. This Agreement may be amended or terminated from time to time by a writing signed by both parties that makes specific reference to this Agreement.

10. Dispute Resolution. In view of the fact that this Agreement is being entered into in pari materia with the Employment Agreement, the parties agree that the dispute-resolution provisions contained in Section 18 of the Employment Agreement are hereby incorporated herein by this reference.

11. Governing Law; Jurisdiction and Venue. This Agreement shall in all respects be construed according to the laws of the State of Delaware, notwithstanding the conflicts-of-law provisions of such state. Subject to the provisions of Section 10 above (incorporating herein the dispute-resolution provisions from the Employment Agreement), any claims to enforce an earlier issued arbitration award, shall be exclusively decided by a state or federal court in the State of Minnesota. Employee hereby irrevocably waives his right, if any, to have any disputes between him and the Company arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Minnesota. Furthermore, Employee hereby irrevocably (a) waives any objection that he might have now or hereafter to the foregoing jurisdiction and venue of any such proceeding, (b) submits to the exclusive jurisdiction of any such court set forth above in any such proceeding, and (c) waives any claim or defense of inconvenient forum.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP; THAT EACH HAS ALREADY RELIED ON TIDS WAIVER IN ENTERING INTO THIS AGREEMENT; AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A WRITTEN AGREEMENT, SIGNED BY BOTH PARTIES, SPECIFICALLY REFERRING TO THIS SECTION). FOR CLARITY, THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13. Further Assurances. Each party shall, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purposes and intents of this Agreement. \

14. Interpretation. Employee has had a meaningful opportunity to work with legal counsel of his choosing and has either availed himself of such opportunity to his satisfaction or has independently determined not to seek such counsel. Furthermore, Employee has a meaningful opportunity to review and negotiate the terms and conditions of this Agreement. Since both parties have participated in the negotiation, drafting and finalization of their business relationship and documented such relationship in this Agreement, this Agreement will not be interpreted as though it has been drafted solely by the Company.

15. Waivers. No term or condition of this Agreement will be deemed to have been waived nor shall there be any estoppel to enforce any provision hereof, except by a written instrument executed by the party charged with waiver or estoppel. A party’s delay, waiver or failure to enforce any of the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

16. Counterparts and Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Counterpart signatures delivered by facsimile or other means of electronic transmission shall be valid and binding to the same as the delivery of original ink signatures.

17. Unsecured Creditor. Employee acknowledges that no assets of the Company shall be segregated for the purpose of making payments under this Agreement or shall be held (or deemed to be held) in trust for the benefit of Employee. Accordingly, the parties intend that all payment obligations under this Agreement shall at all times constitute general unsecured obligations of the Company.

18. Satisfaction of Legal Requirements; Code Section 409A. No payment is required to be made under this Agreement until the Company has been advised by counsel that all applicable legal requirements have been met. This Agreement shall be interpreted in a manner intended to comply with the requirements of Code Section 409A and the Treasury Regulations thereunder.

**************

IN WITNESS WHEREOF, the undersigned parties have set their hands to this Phantom Equity Rights Agreement as of the date first above written.

COMPANY:		EMPLOYEE:

GWG HOLDINGS, INC.		Brian Chen

By:	/s/ Jon Sabes	/s/ Brian Chen
Name:	Jon Sabes, CEO	Name:	Brian Chen
Title:

Exhibit A

Proxy Appointment

THE UNDERSIGNED, a corporation organized under the laws of the State of Delaware (“GWG Holdings”), to the fullest extent permitted by law, hereby appoints Brian Chen (“Employee”) as its sole and exclusive attorney and proxy to vote and exercise all voting rights (to the fullest extent that the undersigned is entitled to do so) with respect to 30 shares of common stock of Life Epigenetics Inc. issued and outstanding and held ofrecord by GWG Holdings (representing 3% of the voting power of the currently outstanding shares of common stock of Life Epigenetics Inc.) (the “Shares”) in accordance with the terms of this Proxy Appointment.

Upon the undersigned’s execution of this Proxy Appointment, and delivery of the original to Employee and a copy hereof to the corporate secretary of GWG Holdings, Inc., any and all prior proxy appointments given by the undersigned with respect to any of the Shares are hereby revoked.

The attorney and proxy named above is hereby authorized and empowered by the undersigned, at any time prior to the termination of this Proxy Appointment, to act as the undersigned’s attorney and proxy to vote the Shares and exercise all voting and consent rights of the undersigned with respect to the Shares.

The attorney and proxy named above may not exercise this Proxy Appointment on any other matter, and in any respect, except as provided above. The powers contained in this Proxy Appointment are not transferable. This Proxy Appointment shall tern1inate, and be of no further force and effect, automatically and without any further action required on the part of the undersigned, upon the expiration or termination of that certain Employment Agreement by and between GWG Holdings, Inc. and Employee. This Proxy Appointment is coupled with an interest, and shall not be terminable or revocable except as set forth in the immediately preceding sentence or upon the written agreement of the undersigned and Employee.

Dated: August 20, 2018

GWG HOLDINGS, INC.

By:	/s/ Jon Sabes
Name:	Jon Sabes, CEO
Title:	--------------